Exhibit 99.(13)(g)

AMENDED and RESTATED

INVESTOR RELATIONS SERVICES AGREEMENT

This Amended and Restated Investor Relations Agreement (the “AGREEMENT”) effective as of June 13, 2024 amends and restates, in its entirety, the Amended and Restated Investor Relations Services Agreement dated June 2023 between the registered closed-end investment companies listed on Schedule A (hereinafter referred to collectively as the “Funds” and, individually, as a “Fund”) and abrdn Inc. (hereinafter referred to as “abrdn”).

1.	abrdn agrees, during the term of this Agreement, to provide or arrange for a third party to provide, investor relations and secondary market support services for the Funds. These services may from time to time include the following or other services, as abrdn in its discretion considers appropriate, to enhance the visibility of the Funds and encourage investment in the Funds by retail and institutional investors:

Core Service: Plan Participation and Promotion

●	Product specific literature promoting closed-end funds, to seek to drive traffic to website and increase fund awareness;

●	Attendance at industry conferences;

●	Coordinate and promote investor/analyst roadshows;

●	Develop and maintain an Educational Thought Leadership Program via whitepapers or podcasts;

●	Develop and distribute press releases to shareholders on special issues and post to the respective Fund’s website;

●	Coordinate the preparation and distribution of the quarterly investor relations Board reports;

●	Coordinate the preparation of semi-annual Board reports on the strategic plan and delivery of the marketing activities, including such information as the Board of Directors/Trustees may reasonably request;

●	Produce advertising campaigns;

●	Build and maintain a database of targeted email lists for distribution of Fund information and related education to enhance visibility of the Funds.

Closed-End Fund Distribution and Investor Relations

●	Prepare and distribute quarterly manager commentary reports and periodic factsheets;

●	Participate in industry closed-end fund forums;

●	Coordinate and participate in regional roadshows to brokers with the portfolio managers and/or client service representatives;

●	Coordinate meetings with members of relevant associations and/or membership organizations;

●	Distribute to media sources:

●	Periodic dividend releases;

●	Fund data factsheets: daily closed-end fund metrics uploaded to the Funds’ websites;

●	Releases on extraordinary topics, including, but not limited to, results of annual meetings, market events, and major factors affecting the Funds;

●	Manage shareholder and broker toll-free telephone services and electronic mail communications for the Funds;

●	Provide third-party news and information services with monthly updates on price, net asset value, total assets, holdings and dividend information;

●	Conduct statistical analysis and research on closed-end funds and investor perception and implement findings into investor communications and market planning strategies.

●	Create and maintain targeted websites.

2.	The Funds agree, during the term of this Agreement, to pay into an account overseen by abrdn, on a quarterly basis in arrears, the fees reflected in the fee schedule included at Schedule B (the “Investor Relations Account”). Amounts in the Investor Relations Account may be used by abrdn to provide or compensate third parties for providing the services detailed in Section 1 of this Agreement.

3.	In coordinating the services with third parties under this Agreement, abrdn may enter into written agreements with such third parties and pay the third parties out of the Investor Relations Account. abrdn shall be responsible for monitoring and overseeing the performance by such third parties of their obligations under any such written agreement.

4.	abrdn shall provide quarterly reports to the Funds’ Boards. At least annually, abrdn shall provide a report of services provided hereunder. At the request of the Boards, abrdn shall provide a report summarizing contributions to and expenditures out of the Investor Relations Account.

5.	abrdn agrees to preserve the confidentiality of all non-public information provided to abrdn by the Funds or their agents, or information developed by abrdn based upon such non-public information. abrdn shall not disclose such information except when required to do so pursuant to court order, subpoena, or other judicial process. Non-public information shall not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by abrdn or its directors, officers, employees, agents or advisors; (b) was available to the public prior to its disclosure to abrdn by the Funds or their representatives; (c) becomes available to abrdn on a non-confidential basis from a source other than the Funds or their representatives, provided that such source is not known by abrdn (i) to be subject to a confidentiality agreement with the Funds or another party with respect to the information or (ii) to be subject to an obligation, by statute or common law, to maintain the confidentiality of the information; or (d) is independently developed by abrdn.

6.	For each Fund, the Agreement shall continue in effect for a Fund from year to year, provided such continuance is approved annually by the Board of Directors/Trustees of the Fund.

7.	This Agreement may be terminated by either party on sixty (60) days’ written notice, without payment of penalty, provided that such termination by a Fund shall be approved by the vote of a majority of the Directors/Trustees of the Fund. During said sixty (60) day notice period, the parties shall continue to perform all their obligations under this Agreement. In addition, the Agreement may be terminated at any time upon a material breach by the other party hereto. The termination of this Agreement by any one Fund shall not affect the continuation of the Agreement for any other Fund.

8.	Each Fund hereby acknowledges that abrdn shall rely upon the accuracy of all information provided by the Fund or its agents to it. Each Fund assumes full and complete responsibility and liability for the financial and other information furnished to abrdn for its use on the Fund’s behalf under this Agreement (other than information provided by abrdn, any abrdn affiliate or agent) and each Fund shall indemnify and hold harmless abrdn from and against any demands, claims, or liability relating thereto. Each Fund shall pay abrdn any amounts payable by abrdn in settlement of any claims or in satisfaction of any judgments resulting from abrdn’s use of any financial or other information furnished by the Fund in connection with the services rendered by abrdn hereunder (other than information provided by abrdn, any abrdn affiliate or agent), together with all costs and expenses incurred in connection therewith, including, without limitation, reasonable attorney’s fees and costs of litigation. Without limiting the foregoing, each Fund shall reimburse abrdn for all costs and expenses, including reasonable attorney’s fees, incurred in responding to any subpoena or other court process in any action or proceeding or investigation in which the Fund or its affiliates are a party or are otherwise involved. Notwithstanding the above, a Fund shall not be liable for, and shall be indemnified by abrdn against, any loss, claim, damage or liability which was the direct result of abrdn’s or its affiliates’ or agent’s wilful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

9.	This Agreement may be amended with respect to a Fund only on the written approval of all parties. Changes to Schedule A to add or remove a Fund and recalculations of Schedule B to determine fees payments will require written approval of all impacted parties.

10.	This Agreement shall be interpreted according to and governed by the laws of the State of Pennsylvania.

11.	A waiver by either party of any breach, act or omission of the other party is not deemed to be a waiver of any subsequent similar breach, act or omission.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers effective as of the date first set forth above.

ON BEHALF OF THE FUNDS INCLUDED IN SCHEDULE A

By:
	Name:	Lucia Sitar
	Title:	Vice President

ABRDN INC.

By:
	Name:	Lucia Sitar
	Title:	Vice President

Schedule A

Participating Funds

abrdn Asia-Pacific Income Fund, Inc. (FAX)

abrdn Australia Equity Fund, Inc. (IAF)

abrdn Global Income Fund, Inc. (FCO)

abrdn Emerging Markets Equity Income Fund, Inc. (AEF)

The India Fund, Inc. (IFN)

abrdn Japan Equity Fund, Inc. (JEQ)

abrdn Income Credit Strategies Fund (ACP)

abrdn Global Premier Properties Fund (AWP)

abrdn Global Dynamic Dividend Fund (AGD)

abrdn Total Dynamic Dividend Fund (AOD)

abrdn Global Infrastructure Income Fund (ASGI)

abrdn National Municipal Income Fund (VFL)

abrdn Healthcare Investors (HQH)

abrdn Life Sciences Investors (HQL)

abrdn Healthcare Opportunities Fund (THQ)

abrdn World Healthcare Fund (THW)

Schedule B

Fees

Fund Name	Net Assets 12/31/23 (USD)	% of Net Assets	Number of Accounts	% of Total Accounts	Fixed fee (USD)	Variable fee (USD)	Total Contribution (USD)
abrdn Asia- Pacific Income Fund Inc	768,270,934.75	10.44%	51,180	13.58%	40,000.00	139,355.30	179,355.30
abrdn Australia Equity Fund Inc	131,457,709.64	1.79%	10,111	2.68%	40,000.00	25,928.71	65,928.71
abrdn Global Income Fund Inc	53,325,172.11	0.72%	7,723	2.05%	40,000.00	16,092.81	56,092.81
abrdn Emerging Markets Equity Income Fund Inc	302,500,848.92	4.11%	13,110	3.48%	40,000.00	44,030.06	84,030.06
The India Fund, Inc.	548,993,639.20	7.46%	30,755	8.16%	40,000.00	90,625.73	130,625.73
abrdn Japan Equity Fund, Inc.	94,212,586.56	1.28%	4,238	1.12%	40,000.00	13,951.50	53,951.50
abrdn Income Credit Strategies Fund	366,131,525.21	4.98%	26,769	7.10%	40,000.00	70,073.20	110,073.20
abrdn Total Dynamic Dividend Fund	1,008,221,482.96	13.70%	50,488	13.40%	40,000.00	157,207.27	197,207.27
abrdn Global Dynamic Dividend Fund	274,455,798.21	3.73%	19,813	5.26%	40,000.00	52,137.62	92,137.62
abrdn Global Premier Properties Fund	367,741,987.76	5.00%	36,775	9.76%	40,000.00	85,603.37	125,603.37
abrdn Global Infrastructure Income Fund	530,438,123.36	7.21%	24,264	6.44%	40,000.00	79,170.62	119,170.62
abrdn National Municipal Income Fund	148,891,138.40	2.02%	4,885	1.30%	40,000.00	19,258.24	59,258.24
abrdn Healthcare Investors	990,641,979.60	13.47%	33,314.00	8.84%	40,000.00	129,383.74	169,383.74
abrdn Healthcare Opportunities Fund	876,868,611.20	11.92%	26,405.00	7.01%	40,000.00	109,778.37	149,778.37
abrdn World Healthcare Fund	457,109,566.25	6.21%	22,362.00	5.94%	40,000.00	70,461.61	110,461.61
abrdn Life Sciences Investors	437,593,118.40	5.95%	14,579.00	3.87%	40,000.00	56,941.85	96,941.85
						Total:	1,800,000.00